EXHIBIT 99.1

	Investor Contact:	Teri Miller (954) 308-8216 terilmiller@spherion.com

FOR IMMEDIATE RELEASE	Media Contact:	Kip Havel (800) 422-3819 kiphavel@spherion.com

Spherion Announces Appointment of Anne Szostak to its Board of Directors

FORT LAUDERDALE, Fla., March 21, 2005 — Spherion Corporation (NYSE: SFN) today announced the appointment of Anne Szostak to its board of directors, effective immediately. This appointment expands the number of directors from seven to eight.

Szostak, age 54, has more than 30 years of experience, primarily in banking and human resources. She has spent the majority of her career at FleetBoston Financial in a variety of executive management roles, most recently serving as executive vice president and corporate director of human resources until her retirement in 2004. Szostak also previously served as chairman and CEO of Fleet Bank-Rhode Island and chairman, president and CEO of Fleet-Maine. She is currently a member of the board of directors of Tupperware Corporation and Belo Corporation and is Chairman of the Board of Governors of the Boys & Girls Clubs of America.

Steven S. Elbaum, Spherion’s Chairman, stated that “the Board is delighted to add Anne Szostak as an independent director. Her many years of senior management experience in banking, financial services and human resources will serve Spherion well.”

Szostak will also serve on the Board’s Corporate Governance committee.

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About Spherion

Spherion Corporation is a leader in the staffing industry in North America, providing value-added staffing, recruiting and workforce solutions. Spherion has helped companies improve their bottom line by efficiently planning, acquiring and optimizing talent since 1946. To learn more, visit www.spherion.com.

This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition – our business operates in highly competitive markets with low barriers to entry; Economic conditions – a significant economic downturn could result in our clients using fewer temporary employees or the loss or bankruptcy of a significant client could materially adversely affect our business results; Technology investments – our investment in technology initiatives may not yield their intended results; Debt compliance – failure to meet certain covenant requirements under our credit facility could impact part or all of our availability to borrow; Disposition of businesses — the disposition of businesses previously sold, or in the process of being sold, may create future liabilities related to contract indemnifications; Termination provisions — certain contracts contain termination provisions and pricing risks; Tax filings – regulatory challenges to our tax filing positions could result in additional taxes; Corporate strategy – we may not achieve the intended effect of our business strategy; Litigation – we are a defendant in a variety of litigation and other actions from time to time and we may be exposed to employment–related claims and costs; Other — business risks associated with international operations could make those operations more costly; government regulation may increase our costs; failure or inability to perform under customer contracts could result in damage to our reputation and give rise to legal claims; our business is dependent upon the availability of qualified personnel; and managing or integrating any future acquisitions may strain our resources. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release.